Exhibit 10.3

SELECTIVE INSURANCE GROUP, INC.
2024 OMNIBUS STOCK PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

This NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT (the “Restricted Stock Unit Agreement”) is made and entered into as of the date appearing on the signature page below, by and between Selective Insurance Group, Inc., a New Jersey corporation (the “Company”) and [DIRECTOR] (the “Recipient”).

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the Selective Insurance Group, Inc. 2024 Omnibus Stock Plan (the “Plan”); and

WHEREAS, the Compensation and Human Capital Committee (the “Committee”) of the Board has approved a grant of Restricted Stock Units to the Recipient to be made on [GRANT DATE] (the “Date of Grant”) as set forth below, pursuant to the Plan.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.Definitions. Capitalized terms which are not defined herein shall have the meanings set forth in the Plan.

2.Grant of Restricted Stock Units. The Company hereby grants to the Recipient an Award of [NUMBER] Restricted Stock Units, subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

3.Lapse of Restrictions. The Restricted Stock Units shall vest as set forth in this Section 3.

(a)The Recipient shall become vested in the Recipient’s Restricted Stock Units in the amounts set forth below upon the anniversary dates set forth below (any such date on which the Recipient becomes vested pursuant to this Section 3, a “Vesting Date”), provided that the Recipient continuously serves as a member of the Board of the Company from the Date of Grant through the applicable Vesting Date:

Anniversary of Date of Grant	Percentage Settled

(b)Notwithstanding the foregoing, if the Recipient ceases to be a member of the Board for any reason other than Cause and experiences a “separation from service,” within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(h), from the Company (“Separation from Service”), the Recipient shall become vested in any unvested Restricted Stock Units granted under this Restricted Stock Unit Agreement, and the date of such Separation from Service shall be the Vesting Date with respect to the Restricted Stock Units that vest pursuant to this Section 3(b); and

(c)Upon a Change in Control which also qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Section 409A of the Code and Treas. Reg. Section 1.409A-3(i)(5) that occurs prior to the Recipient’s cessation of service on the Board, the Recipient shall become vested in any unvested Restricted Stock Units granted under this Restricted Stock Unit Agreement, and the date of such Change in Control shall be the Vesting Date with respect to the Restricted Stock Units that vest pursuant to this Section 3(c).

Notwithstanding the foregoing, if the Recipient ceases to be a member of the Board by reason of Cause prior to an applicable Vesting Date, the Recipient shall not be entitled to settlement of any Restricted Stock Units and all such Restricted Stock Units shall immediately be forfeited.

4.Dividend Equivalents. Upon the settlement of a Restricted Stock Unit pursuant to Section 6, the Recipient shall also be entitled to receive the Fair Market Value of that number of shares of Company Stock that would have been payable had the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the Date of Grant of the Restricted Stock Unit and terminating on the date on which the Recipient is entitled to settlement of such Restricted Stock Unit pursuant to Section 6 of this Restricted Stock Unit Agreement been immediately reinvested in Company Stock on the dividend payment date. All such dividend equivalents shall be subject to the same vesting and forfeiture requirements as apply to the Restricted Stock Units, and shall be paid to the Recipient in shares of Company Stock (with any fractional shares paid in cash) in accordance with, and at the same time as, settlement of the vested Restricted Stock Units to which they are related.

5.Restrictions on Transfer. The Restricted Stock Units may not be transferred, sold, assigned, hypothecated, pledged or otherwise disposed of, and any purported transfer of a Recipient’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, including by way of sale, assignment, transfer, pledge or otherwise, shall be null and void; provided, however that such Restricted Stock Units may be transferred, assigned or otherwise disposed of by will or the laws of descent and distribution, or as may be permitted by the Committee to the extent provided under Section 20 of the Plan.

6.Settlement of Restricted Stock Units. The Company shall deliver to the Recipient (or, if applicable, the Recipient’s designated beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units that vest pursuant to this Restricted Stock Unit Agreement as soon as administratively practicable after the applicable Vesting Date, but in no event later than the end of the calendar year in which the Vesting Date occurs.

7.Specified Employees. Notwithstanding anything in Sections 3 and 6 to the contrary, to the extent (i) the Recipient is entitled to settlement of Restricted Stock Units upon the Recipient’s Separation from Service pursuant to Section 3(b); and (ii) at the time of the Recipient’s Separation from Service, the Recipient is a “specified employee” of the Company under Section 409A of the Code (a “Specified Employee”), then delivery of Company Stock and payment of any related dividend equivalents upon settlement of the Recipient’s Restricted Stock Units shall be made, without interest, upon the earlier of (x) the first business day following the expiration of six months following the Recipient’s Separation from Service; or (y) the date of the Recipient’s death; provided, however, that such deferral shall be effected only if and to the extent required to avoid adverse tax treatment to the Recipient under Section 409A of the Code.

8.No Rights as a Stockholder. Until shares of Company Stock are issued, if at all, in satisfaction of the Company’s obligations under this Restricted Stock Unit Agreement and entered on the books of the Company’s transfer agent, the Recipient shall have no rights as a stockholder.

9.Securities Laws Requirements. Notwithstanding anything contrary to the Plan, the Company shall not be obligated to cause its transfer agent to enter in its records the transfer of shares of Company Stock to the Recipient pursuant to the Plan unless and until the Company is advised by its counsel that such book entry is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. Further, the Committee may require, as a condition of such book entry, that the Recipient of such shares make such agreements and representations, and that such book entry contain such notations, as the Committee, in its sole discretion, deems necessary or advisable. The transfer of any shares of Company Stock under the Plan shall be effective only at such time as counsel to the Company shall have determined that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock under the Plan in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. In the event the Committee decides to defer the effectiveness of a transfer, the Committee shall inform the Recipient in writing of such decision.

10.Protections Against Violations of Constituent Documents. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Company Stock deliverable following the vesting of the Restricted Stock Units by any holder thereof in violation of the provisions of the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Company Stock on its books nor will the holder of any of said Company Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

11.Notices. Any notice required or permitted to be given to the Company under this Restricted Stock Unit Agreement shall be addressed to Selective Insurance Group, Inc., Attention: Corporate Secretary, 40 Wantage Avenue, Branchville, New Jersey 07890; any notice required or permitted to be given to the Recipient hereunder shall be deemed given when delivered personally, when deposited with a United States Post Office, postage prepaid, addressed, as appropriate, either at the Recipient’s address as last known by the Company or such other address as the Recipient may designate in writing to the Company, or by electronic delivery to the Recipient’s electronic address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

12.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13.Amendments. Except as otherwise provided in Section 16 of this Restricted Stock Unit Agreement, this Restricted Stock Unit Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

14.Survival of Terms. This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15.Agreement Not a Contract for Services. Neither the grant of Restricted Stock Units, the execution of this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company or its Affiliates for any period of time or at any specific rate of compensation.

16.Severability. If a provision of this Restricted Stock Unit Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

17.Governing Law. This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

18.Taxes. The Company will not withhold or pay any amount to satisfy federal, state, provincial, and local taxes, domestic or foreign, with respect to any taxable event arising with respect to the Recipient as a result of the Restricted Stock Unit Award (“Taxes”), unless otherwise required by applicable law. The Recipient acknowledges and agrees that the Recipient shall be solely responsible for the payment of any Taxes arising in connection with the grant or vesting of the Restricted Stock Unit Award or otherwise arising under this Restricted Stock Unit Agreement or the Plan.

19.Company Policies; Clawback; Recoupment. As set forth in Section 18 of the Plan, the Restricted Stock Unit Award is subject to all applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or Committee from time to time.

20.Incorporation of Plan; Acknowledgment. This Restricted Stock Unit Award is granted pursuant to the Plan, and the Restricted Stock Units and this Restricted Stock Unit Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Unit Agreement by reference or are expressly cited. By signing this Restricted Stock Unit Agreement, or accepting the terms and conditions of this Restricted Stock Unit Agreement electronically, the Recipient acknowledges receipt of copies of the Plan and the prospectus relating to the Plan and further agrees and acknowledges that (a) the Recipient will be bound by the terms and conditions of this Restricted Stock Unit Agreement and the Plan and (b) all determinations by the Committee will be final and binding on all persons.

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Non-Employee Restricted Stock Unit Agreement on the day and year set forth below.

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

[EMPLOYEE]

Current Date
4